Exhibit 2.1

AMENDMENT NO. 1 TO MERGER AGREEMENT

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), dated as of January 18, 2008, is entered into by and among Rocket Software, Inc., a Delaware corporation (“Eastern”), Eastern Software, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Eastern (“Newco”), and NetManage, Inc., a Delaware corporation (the “Company”).

RECITALS

The parties hereto previously entered into an Agreement and Plan of Merger dated as of December 11, 2007 (the “Merger Agreement”) and wish to amend certain provisions thereof to extend the deadline for Eastern to arrange for financing to February 8, 2008.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. The date set forth in each of Sections 5.3(f) and 5.3(g) of the Merger Agreement is hereby amended, in each case, to be February 8, 2008.

2. The date set forth in Section 6.2 of the Merger Agreement is hereby amended to be March 31, 2008.

3. The first paragraph of Section 8.7 is hereby amended and restated in its entirety as follows:

“8.7 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) upon transmission when sent by facsimile transmission (with a confirming copy sent by overnight courier), (iii) one (1) business day after being sent by overnight courier and (iv) five (5) business days after being sent by registered or certified mail, postage prepaid, as follows:”

4. The parties hereto acknowledge and agree that, except as specifically amended hereby, the Merger Agreement is, and after giving effect to this Amendment will be, in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

NETMANAGE, INC.

By:	/s/ Zvi Alon
Name:	Zvi Alon
Title:	Chief Executive Officer

ROCKET SOFTWARE, INC.

By:	/s/ Johan Magnusson Gedda
Name: Johan Magnusson Gedda
Title: Director

EASTERN SOFTWARE, INC.

By:	/s/ Johan Magnusson Gedda
Name: Johan Magnusson Gedda
Title: Director

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